EXHIBIT 99.1


CORPORATE PARTICIPANTS
NELSON CHAI
NYSE GROUP - EVP AND CFO

PRESENTATION


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UNIDENTIFIED SPEAKER

Okay, next up is the New York Stock Exchange. It's my pleasure to introduce Nelson Chai, CFO and Executive Vice President of the New York Stock Exchange.

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NELSON CHAI  - NYSE GROUP - EVP AND CFO

Thank you. We were joking with Patrick because of Merrill Lynch's role in our secondary offering, they actually are in a blackout, so he can't say more than what he just did, which is interesting, and he can't ask any questions today, so it puts him in kind of a unique position here. So for many of you who have listened to other sessions, he will be quiet, so it's probably a good thing for some.

I'm happy to be here today, and thank you for having me. Today, I get to spend a little time talking a little about the New York Stock Exchange Group. I've had the opportunity to do so on a number of occasions. I think many people want to get to Q&A, so I will work through this . I think many of you who I see at a lot of the conferences have seen a lot of the information before, but, again, I'm sure that there will be some questions out of the audience. This is just kind of our standard legal disclaimer, which we can work through.

On the first slide really is kind of our setup chart. And while the New York Stock Exchange has been around for 214 years, we really have been a new public company since March 7th. And if you think about the path that we've been on, it's really two things. The first is really transforming the exchange, the way it does business, broadening out its product lines, operating as a public company. And then, number two, really trying to transform the overall market.

You can see some of our goals and some of the things we've been doing and I think as we continue to have a conversation you'll see and get a little bit more insight on all the progress we believe we've made. In terms of the exchange itself, I don't think it needs much introduction. As you know, we are by far the largest stock exchange in the world. You see the statistics there.

The most impressive one really has to do with the fact that when a company in the US goes public, they come to the New York Stock Exchange when they can, and I think the pie chart there reflects that. Importantly, here you see that we are by far the largest stock exchange and, again, if you'd look at the market cap, the interesting point about this, if you took the market cap of the international companies, it's roughly $9 trillion also, so that actually is very much in line with all the other exchanges.

If you see the size of our marketplace, I think everybody understands the listing standards are by far the highest, and all the value-added benefits that we bring.

Now as the New York Stock Exchange -- what people don't realize is how well our product line -- and how diverse it is. And everybody understands where we are on the listing side. On the NYSE Arca side, this is something we really launched and pushed hard after we merged with Archipelago.

What it allows us to do is really go after -- if you think about the listing standards in terms of thirds, the New York Stock Exchange really competes for the top third of those listed companies. But with NYSE Arca we now can go


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NOV. 16. 2006 / 8:50AM ET, NYX - NYSE GROUP AT MERRILL LYNCH BANKING &
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and are trying to compete for that middle third,  the companies  that  naturally would have gone to NASDAQ, we are trying to make some inroads on. And, again, we have a pretty good pipeline and we have made some very good progress there.

On the market data front, I think everybody understands the business we have there. It's a business that grows fairly much in line with the trading business, although it's a little bit of a lagging revenue growth, and then there's the real growth story for us is really on the transaction side of the business. The New York Stock Exchange is not just the place where New York Stock Exchange-listed stocks get traded on the floor. It's the place where we trade NYSE-listed stocks, the over-the-counter stocks, ETFs, options. We're going to get into bonds as well.

So, again, we feel we're very diverse in terms of our product line, and it's a business where there's a tremendous amount of growth, and you see it both in terms of the numbers this year and as we think about the out years.

In terms of the NYSE-listed volume, you see there that's the most important part of this whole slide, and you'll continue to see this, is just the amount of growth. I think everybody understands the seasonality of our business here. The third quarter is slower, because of the slowdown in August. The important point is really the 11% increase year-over-year in volume growth.

As we continue to roll out our Hybrid marketplace, the expectation is that this number continues to grow. If you recall the chart I had earlier that talks about the market capitalization of our exchange versus everyone else, if you actually did the calculations and what you did was you calculated market cap relative to the amount of trading velocity, what you would have seen there is that NASDAQ's trading velocity of over-the-counter stocks is roughly 2.5. The trading velocity of the large European exchanges, whether it be Euronext or Deutsche Borse, is about 1.5, and at the New York Stock Exchange, it's about 1.0.

As we roll out our Hybrid marketplace, as the market becomes more electronic, if we just get to where these Europeans are at 1.5, that's a 50% increase in volume. So we anticipate a tremendous amount of increasing volume here.

On the NASDAQ-listed side here, you can see our continued growth there, the overall market growth, and actually we're growing our market share, which is tremendous. I think it's an important point. You see the second little check there. What's happened recently now is two things. NASDAQ has become an exchange, and then very recently they have actually consolidated to three different order books.

They used to run three different ECNs, the NASDAQ system, the Brut system and the Instinet system. As they've consolidated that, we've been telling people we felt we'd get a little bit of lift, and if you look at the results and you can go and check them every day, we've seen that. We've been able to grow our market share in a marketplace that's been growing overall.

On the ETF side of the business, I think everyone here is familiar with this business. It's a fairly new business, probably over the last five years. You can see the kind of volume growth that we've had here. If you did year-over-year comparisons, the compound annual growth rate was 37% coming into this year. You can see the quarter-over-quarter growth of about 61%, and we are by far the market leader in this business that continues to grow.

And, again, a lot of this business came from the Arca side, where everybody started from zero and we have quickly become the market leader in this business. On the option side of the business, it's really a story here of two things. The first is we bought the options business from the PCX at the end of the third quarter last year. We had two objectives. The first was to restructure the business and take a business that had lost $4.5 million in the first three quarters of last year and turn it into a profitable business.

We did that. We made $4.5 million on a pretax basis in the fourth quarter last year. We did that from executing against our restructuring plans. The second thing we wanted to do was launch a new options platform, that we thought could compete against the large price discovery option exchanges out there, largely the ISE, as well as the CBOE.


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NOV. 16. 2006 / 8:50AM ET, NYX - NYSE GROUP AT MERRILL LYNCH BANKING &
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In  August,  we  launched  this new  options  platform,  it's  based on the same technology as the Arca equity platform. We were the first exchange to actually operate an options and equity exchange off the same technology platform. We have much lift yet in market share, largely because we just went through the rollout of the 2000 symbols. What we have seen, though, is tremendous customer interest. We started the real push on the customer side, and we do expect that this business will continue to grow.

We have a technology platform that we think currently is best of breed in that the single biggest issue in the options business is quote capacity or quote throughput. All the other exchanges out there have either throttle points or they may make you maintain a balance between the number of trades versus the number of quotes. Our pricing structure is such that you can come in here and there is no charge for cancellations. So what we're doing is we're asking people, especially the large electronic order providers to come in here and quote as much as they can, and there's no penalty.

And we think that will attract a lot of flow. In addition, we have a very modified flat-open book as well, which is very attractive to these market participants. So we anticipate this business to continue to grow as well as benefit from the underlying growth in the overall options business.

What we're really trying to do is we have the real strategic advantage of actually operating two different SROs, two different exchanges. On the NYSE side, you see what we do there, and you can see the Arca side. We strategically position them. The reality is that the market has emerged and has evolved really from different big customer segments, and we really want to make sure that we're using our two different exchange platforms to address both of them.

You see what we've done recently on the pricing side, as well, and we've seen the successes, if you look, again, the new NYSE Arca pricing on NYSE listed was rolled out on October 1st, and we've a seen tremendous amount of growth in that business as well. So, again, we're very well positioned -- we believe that this will definitely meet investor needs.

A couple weeks ago I showed this chart in terms of Hybrid, and I know there's a lot of information, a lot of interest, in learning more about our Hybrid marketplace. What I want to do is really talk a little bit about where we are. So as of today, I believe, we are 215 symbols. I think people understand that as you roll out new technology platforms, you cascade the rollout, actually you reverse cascade it. So you actually start small and you continue to build on it.

As you see here, what we're trying to do is we're in the middle of our phase three. We expect that to be completed through the end of December, and then we will move on to phase four. But phase three was an important one, because what it does, it really took a lot of the restrictions off our Direct+ and allowed the market to really trade in what we call a fast marketplace.

The initial results continue to be encouraging. I showed this slide a few weeks ago at a different conference and what I did was maintain the same 109 stocks so that we could have continuity. I think I warned at that time that we have to be careful, because we actually don't have enough data points to statistically make strong, strong conclusions, but, again, these are good leading indicators. But, again, you can see how they continue to be encouraging, both in terms of the percent of the trades that are actually done -- the fill rates, the liquidity, the quoted spread.

Liquidity is an interesting one, because what that does is it really gauges the amount of liquidity that the investor offers. You can see how Hybrid is actually performing very, very well. In addition to doing that, the other thing we're trying to do is make sure that we can really be a place where investors can come and get their trades done. So we understand, we hear that there are others. There are these ATSs, some of these dark liquidity pools that are forming. We understand that we need to make sure that we are participating in those businesses.

We have done a couple of things recently, both in terms of MatchPoints, as well as the trade reporting facility, which is coming down, to make sure that we can continue to capture the trading out there and meet all the customer needs. Regarding the cost savings, I think everybody here saw our announcement last week regarding some of the restructuring going on there. Important to note that when we did this deal in 2005 and we announced the deal, we


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NOV. 16. 2006 / 8:50AM ET, NYX - NYSE GROUP AT MERRILL LYNCH BANKING &
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talked  about this $200 million of savings.  As you've heard me say before,  I'm pleased to say that we're going to deliver against the first half of it, and obviously with last week's move we're on our way to achieving the second half of it, which is the '07 savings.

And they really come in a couple of different areas. On the headcount side, you see here that we've reduced headcount by 35% in the past year-plus that we've been working together. We've aligned some of the benefit plans to be much more in terms of a for-profit organization. We've tried to take out layers of the organization and really reduce the spans of control across the organization.

On the technology side, we've rolled out some new technology platforms, which will yield efficiencies. One of the important things we're working on is actually a fairly large process, is really simplifying the technologies. It's taking some of the technology benefits that we have out there, applying it to the New York Stock Exchange and doing some replatforming work and that will yield a tremendous amount of efficiencies and, frankly, a better end product for customers.

We're consolidating our technology solutions as well. Some of the other things we're doing is really just eliminating shared service organizations. We've already done that. So when we walked into this business, we already had three different finance organizations operating three different financial systems, both at Arca and at SIAC and they are now just one.

And we've done all that work already and, again, we continue to make progress along these lines. We have also a consolidated space. I think people saw the announcement a couple weeks ago that we were not going to be renewing a lease on one of the five trading floors. We've reduced some of the office space as well, largely on the Arca side, consolidating space here in Manhattan.

So we continue to make progress against all of the integration objectives that we set out. On the Euronext side, there's been much written about it. I'm sure there will be a lot of questions. We continue to proceed down the path. We believe that globalization will continue in our industry and we are going to be the market leader. With Euronext, we become a global company with a global platform.

One of the important things we get out of it really is the derivatives side of the business, which we believe in the future this is a great business and Euronext has a terrific position in it. So as you think about what we get out of it in a strategic context, what we get with Euronext, I think it's fairly clear for us.

When we combine the businesses, you'll see the size of our business. The reason that the numbers are not the same as the earlier chart is what you have to do is take out any double-counting, so if a company was listed both at Euronext and at the New York Stock Exchange we'd have to consolidate it down so we didn't double-count those numbers, so that's why you see the numbers where they are, but again, you can see the size of our marketplace that we'll be operating in.

And in terms of timing, we continue to make progress. We continue on the timetable that we set out in June. We filed our second amendment to the S-4. We are going through some final questions. We continue to work through the regulatory process as well. We still anticipate and are planning to go to shareholders to ask for their approvals in December and still anticipate closing in the first quarter of next year.

Regarding the financial highlights, I think everybody probably saw our third-quarter results. You can see that it's really driven by twofold -- it's a mixed balance between an increase on the transaction side of the business and really reduction on the cost side. You see comp and benefits going down, systems going down, and what it does is really drives our pretax profit. And the number I look at a lot is the operating margin. You can see how that's increased tremendously year-over-year.

And then, finally, in terms of the balance sheet, it's pretty straightforward. We have a lot of cash and investment securities and we have no debt, and we believe that we're in terrific position in terms of our balance sheet.


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NOV. 16. 2006 / 8:50AM ET, NYX - NYSE GROUP AT MERRILL LYNCH BANKING &
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So as I wrap it up and you sit back across the year, and while people always ask a lot of questions about, well, what are you going to do about this? I think as we look back and really just assess the fact that we've been a public company since March. If you think about everything we said we were going to do when we announced the NYSE Arca deal, everything John Thain said he was going to do when he came to the New York Stock Exchange, I think if you look back here, I'd like to think that we've done a pretty good job so far this year.

We got the Archipelago New York deal done, we did a very large secondary offering. We've signed the combination agreement with Euronext. We've worked a lot on our transaction pricing structure. We've introduced a brand-new options platform. We have continued to broaden out our product portfolio line. And you see here in terms of implemented some new pricing, rolled out -- successfully rolled out phase three of our hybrid market, which is very, very important to us.

We acquired the remaining third of SIAC that we didn't own, which allows us to very much control our entire cost base. You saw the announced restructuring last week. So, again, as you see everything we've done, I would say that we've been pretty busy. I think we've accomplished everything we told you we would this year. We recognize there's a lot more work ahead of us and we continue to work hard against it.

But, hopefully, you'll think that we continue to work hard to deliver for shareholders. So, with that, I'd like to open up to questions.

Patrick can't ask the kind of standard first question that analysts ask here, so I'll need somebody else to step up first.


QUESTION AND ANSWER


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UNIDENTIFIED AUDIENCE MEMBER

Could you talk a little bit about your Asia strategy?

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NELSON CHAI - NYSE GROUP - EVP AND CFO

Well, it's not necessarily an Asia strategy. It's a global strategy, and we do believe that the exchanges will continue to globalize, and we think the pace of it will be dictated by a couple of things. Number one will be the environment. So the NYSE-Euronext deal seems to have spurred on a lot of discussion amongst the global exchanges. We think that the time is right for a European-US merger. I think Asia will probably take a little bit more time in terms of developing, in terms of getting there, but it's certainly something we want to do.

I think you've heard John Thain publicly talk about our goals over time to really connect the three largest global currencies, which is the dollar, the euro and the yen, and I think we'll continue down that path. I think for us we need to also make sure that we are participating, if you will, in the fastest-growing countries. And so I think obviously that would mean the BRIC countries and I think particularly China and India. So I think you'll see us also looking there. I think those developments will take a little bit more time, but certainly they need to be within our sites. Yes.

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UNIDENTIFIED AUDIENCE MEMBER

Two questions. First, there's been some speculation that you're going to raise your cap, which maybe you can't talk to specifically, but I just think it's interesting, because it comes at a time when there's also been an announcement that the brokers and banks are going to potentially create some pan-European trading network themselves. So I guess the question is twofold. First of all, on the cap side and the pricing side, how much pricing flexibility do you think you have in the US to raise price considering the competitive threats of internalization and another example being what the brokers are trying to do overseas.


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NOV. 16. 2006 / 8:50AM ET, NYX - NYSE GROUP AT MERRILL LYNCH BANKING &
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Does that suggest that if you're not careful on the pricing side,  some of these large liquidity providers may just develop some alternative venues?

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NELSON CHAI  - NYSE GROUP - EVP AND CFO

First of all, let's take the US side of it first. I think we are going to continue to work towards not raising the caps, eliminating the caps. We don't think the caps are good. We've begun the discussions. We understand what the implications could be for those firms that benefit from it.

We are not necessarily saying we're going to raise pricing. We may change the way pricing is done, and I can't say much more than that, but we're certainly cognizant of it. In terms of your question about whether or not we need to be careful about where things can go, the reality has been in the US, that liquidity has been open to competition for a long time. So because of the unlisted trading privileges here in the US, there are roughly 35 different ATSs out there. Today, some of that can go and does go. We are very cognizant of that as well. We will make sure that we are the marketplace that has the most liquidity, that is by far the largest marketplace.

We understand the dynamics, we understand a lot of the customer needs and particularly the ones that would be impacted by any move we would make. It's the reason why we haven't announced -- if it was very easy, we would have done it and, frankly, other people would have done it, right? So we are trying to work through this process, but it's something that we will work on and I think we will be able to accomplish, so I would say stay tuned.

Regarding Europe, when Mifid came out, you had to assume -- I think the logical conclusion from people who know a lot more than me about the European market, was that that would spur some innovation. I think from our perspective, I think there are some people in Europe, and if you looked at some of the European exchanges yesterday, it looked like they traded down based on this news. We're used to competition here. The price of trading in this country is relatively low, especially when you bring in clearing and settlement, relative to other parts of the world.

What that will probably do is spur continued innovation. It will make us be better to do what we have to do. We certainly -- from our perspective, it was just an announcement today that we saw. But at the end of the day, we anticipate that there will be more of these ATSs forming in Europe, not less, assuming the environment continues as it is. I think it will be a little slower because I think it will be harder to build that across Europe, versus what happened across the US, if you will.

The European community, while it is the EU from a business perspective, it is still made up of a lot of different countries, so I think it will take a little bit more time, but you can't be surprised that that would go on, especially understanding that Mifid was going through.

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UNIDENTIFIED AUDIENCE MEMBER

First, congratulations on winning Euronext. I had two questions, one, regarding the regulatory process, do you envision any difficulties? I know some of the countries early on had preferred a European combination. Do you see any issues there, and, secondly, regarding I guess the other day there was that announcement about the six banks forming a competing exchange and some of the stocks of some of the comparable companies have sold off there? Does that concern you at all? Those are my two questions.

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NELSON CHAI  - NYSE GROUP - EVP AND CFO

First of all, thank you for your congratulations. It's a little premature, because while Deutsche Borse did make their announcement, we have not yet won our shareholder vote, we have not yet closed our deal. So thank you, and hopefully in March we'll be able to take it more formally.


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NOV. 16. 2006 / 8:50AM ET, NYX - NYSE GROUP AT MERRILL LYNCH BANKING &
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The  regulatory  process is working  well. I think the  environment  between our regulator, the SEC, and the College of Regulators, because, again, they operate in different countries, has been very productive, has been very fruitful. I think we will continue to work down and make progress there. It is interesting because ultimately the shareholders will vote, but we do need to make sure the regulators are comfortable with the guidelines, because of what we do. And ultimately I do believe we'll get there. So, again, I don't necessarily think that will slow this down.

Regarding the formation, I think your question regarding the formation of the banks is the same question I just answered, which is really this formation of this European exchange. Again, I think all it was was an announcement at this point. We'll have to see as things play out. But, again, as I said earlier, at least from our perspective, we're used to competing, and what the competition actually does is it does create innovation and it creates a better trading environment for investors, and so while you would like to hold on to an environment where there was no competition, I think over time you have to. We take all competition seriously, obviously, but we have to be confident in terms of our strategy and our ability to execute, and we are.

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UNIDENTIFIED AUDIENCE MEMBER

Just give me an update on the liquidity of your stock and how -- just what expectations we should have over the next 12 months. I can't remember what -- as far as the members, what their deal was, how that could potentially change, how Euronext might change and just whatever you could tell us I think would be helpful.

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NELSON CHAI  - NYSE GROUP - EVP AND CFO

Well, when we did the NYSE Arca deal, there were some lockups and a lot of it just had to do with managing the float, frankly, and making sure it was an orderly process, which is why we did such a large secondary. I think in the post-NYSE Euronext transaction, the size of the float will be large enough that over time I think it could handle a different level of float, and it's something we're not here to tell you definitively that we're going to do one way or the other.

We understand that there seems to be enough trading volume out there, because there are days when the stock trades a lot. It just seems that -- we understand it's hard to borrow against.

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UNIDENTIFIED AUDIENCE MEMBER

Yes, a question. I know it's early days on Hybrid, very early days, but if I'm not mistaken we haven't seen a dramatic increase in trading volumes in this stuff, which I guess was part of the thesis, the velocity turnover to be a little bit higher or similar to NASDAQ?

So can you just talk a little bit about that, and then secondly, unrelated, on I guess there is some talk about loosening some of the restrictions coming around due to on Sarbanes-Oxley in order to make listing in the US more attractive again. What do you see kind of evolving on that front?

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NELSON CHAI  - NYSE GROUP - EVP AND CFO

Well, I guess on the first one, the challenge is that when you're at 200 stocks and you trade over 2,700, 2,800, when you go to Merrill Lynch and say, hey, listen, we're doing this hybrid thing, we have 200 stocks, you trade 2,800. The trading desks actually aren't that nimble and you've got to kind of get over a critical mass before you'll start seeing the real changes. And if you think about it from a behavior standpoint, because they're not going to pick and choose this is the hybrid, this isn't a hybrid, this is a hybrid, this isn't a hybrid.


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NOV. 16. 2006 / 8:50AM ET, NYX - NYSE GROUP AT MERRILL LYNCH BANKING &
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So I think it's a little too early,  at least  that's  been the  feedback  we've gotten from some of the conversations we have had. I think what you'll have to do is we'll have to get over a critical mass point of the number of stocks out there, and then you should start seeing that lift.

Regarding your second point on Sarbanes, all the indications we had heard was that was true. I think in recent days the discussions within the SEC and within Washington tended first to be on pricing the stock options to companies has taken over a little bit of the discussion, and then more recently just in terms of the election and the change in terms of who was actually in control of Congress.

Our hope and expectation is that there will be continued discussion on it, and, again, it is not the rule, it is not the law of Sarbanes-Oxley that we are hoping will get addressed - we are for stronger governance. It's the application that we hope will become a little bit more business friendly, if you will.

If you think about the top 25 IPOs this year, only two of the top 25 did come to the US, but again, I think as I've said in the past, it's a combination of not just Sarbanes-Oxley. The reality is global capital markets have grown. You can go to Hong Kong and you can go raise tremendous amounts of capital now, and I think that is important to note, too, but again, two of the -- the good news is two came to us, and in fact yesterday another Indian company filed to do what will be another one of the top 25 to come to the New York Stock Exchange, as well. So when they come, they come to us, but, again, we'd like to become more competitive and make sure our marketplace is more attractive to these large multinationals.

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UNIDENTIFIED AUDIENCE MEMBER

Could you elaborate a little more on the different markets that you have right now and the different pricing and how you see that kind of as the right strategy versus what are the single platform pricing strategies?

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NELSON CHAI  - NYSE GROUP - EVP AND CFO

Well, right now, at least the NYSE side of the business, if you actually went a year ago and you saw the big participants in the New York Stock Exchange marketplace, there would be names you all knew, and a lot of them would be the large sell-side firms and if you wanted anything over-the-counter, you would actually find a lot of names that many of you don't know, because in the over-the-counter marketplace, there were a bunch of these -- what I call these fast electronic traders that really take advantage of both the speed and the liquidity rebates that are available in the over-the-counter marketplace.

As you see the growth and the continued volume growth of the NYSE markets and as the market becomes more electronic, it became more interesting for some of these electronic traders to start participating. In our conversations, if you went to a typical buy-side desk, and you guys would know better than me, a lot of them would have portfolios and they would run 65, 70% over the counter and the bulk being listed -- they would actually -- they had learned how to work their orders on the over-the-counter side and then they'd throw the listed stuff over the wall to get research and other things.

And I think over time they'll start trading both of those. In order to attract a different marketplace, it was important that we had a product that would be interesting to both. If you look at our competitors, we allowed our competitors early on to kind of price in between where Arca and New York was, and so the pricing is twofold. It responds to the customers in some of the big market segments that we think will continue to grow, ones that really want to trade on speed, as well as liquidity rebates, but also competitively we think we'll make our competition decide which of our two customer segments it wants to really go after.


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UNIDENTIFIED AUDIENCE MEMBER

Nelson, you made a great comment in your remarks about pretax operating margin and I was wondering if you could update us on your thinking as to where you see that trending?

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NELSON CHAI  - NYSE GROUP - EVP AND CFO

Well, I think you may have asked me actually at other conferences, and I don't answer the question. It think you'll see us continue to grow. I think you've heard comments from me in the past that the businesses have a terrific amount of leverage. When we do a billion shares a day, versus 800 million shares a day, we don't have to spend much more on the transaction side of the business, which is why we like the business. So that's what I would say.

The one caveat is that with the change in our pricing model now, the revenue on the NYSE Arca side for listed goes up to $0.003 to take, but there is going to be a cost of $0.002, which is the rebate, so while the net spread is still $0.001, that will have some impact as well on margins as well and so you'd have to calculate that mixed into it, as well. And so we're working on some other things also and that -- it would be premature for me to tell you what that margin should be.

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UNIDENTIFIED AUDIENCE MEMBER

I know you touched on this briefly, but back to the Euronext and the timing with the regulators, can you just elaborate a little more on when that would come, in terms of the process from the European side to the College of Regulators?

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NELSON CHAI  - NYSE GROUP - EVP AND CFO

We're hoping that over the next couple of weeks that will be clarified for everybody. And we're working fairly diligently to make sure that's the case. And, obviously, if we are still targeting a shareholder vote in December, it will have to be clarified, frankly, over the next couple of weeks. Otherwise, the timing won't work. So we continue to go down that path and think we'll get there. Now, I could be wrong, but, again, that's the information and we're working on it today.

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UNIDENTIFIED AUDIENCE MEMBER

Could you just give a little color now what are the issues that you're trying to deal with with the College of Regulators? Is it just Sarbanes-Oxley, or what are the concerns that they have?

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NELSON CHAI  - NYSE GROUP - EVP AND CFO

It's general. It's just their concerns are largely -- it's not so much Sarbanes-Oxley, but they want to make sure that -- today the College operates as a team over there and they just want to make sure that that will continue to exist. I think they want to make sure that there's not going to be any extra-territorial issues. They want to understand a little bit more about NYSE Euronext and the governance around it. And, as many of you have to do, they have to absorb a very large S-4, and out of it they have questions. And so similar to many of you who tried to read that big S-4, they do as well, and so there are some clarifying points or questions that they want to go through, as well. So it's not uncommon that you would see this happening, but it's less a huge thing, it's just a lot more disclosure and follow-up on some points.

Okay, great. Well, thank you guys very much. I appreciate you coming in, and if you have any questions, you can always grab myself or Gary. Thank you.


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NOV. 16. 2006 / 8:50AM ET, NYX - NYSE GROUP AT MERRILL LYNCH BANKING &
                                 FINANCIAL SERVICES CONFERENCE
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information set forth in this document contains forward-looking statements, which involve a number of risks and uncertainties. NYSE Group, Inc. ("NYSE Group"), Euronext N.V. ("Euronext") and NYSE Euronext, Inc. ("NYSE Euronext") caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving NYSE Group and Euronext, including estimated revenue and cost synergies, NYSE Euronext's plans, objectives, expectations and intentions and other statements that are not historical facts. Additional risks and factors are identified in NYSE Group's and NYSE Euronext's filings with the U.S. Securities Exchange Commission (the "SEC"), including NYSE Group's Report on Form 10-K for the fiscal year ending December 31, 2005, which are available on NYSE Group's website at http://www.nyse.com and the SEC's website at SEC's Web site at www.sec.gov. and in Euronext's filings with the AUTORITEIT FINANCIELE MARKTEN (Authority for the Financial Markets) in The Netherlands, including its annual report and registration document for 2005, which is available on Euronext's website at http://www.euronext.com. The parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CAUTIONARY NOTE REGARDING PROJECTIONS
Although the projections that appear in this document were prepared in good faith by management of NYSE Group and Euronext, no assurance can be made regarding future events. The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of NYSE Group and Euronext. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial data. Such projections cannot, therefore, be considered a reliable predictor of future operating results, and this information should not be relied on as such. The projections were not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial data, published guidelines of the SEC regarding forward-looking statements, or U.S. generally accepted accounting principles. In the view of NYSE Group management and Euronext management, the information was prepared on a reasonable basis. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on this information.

Neither NYSE Group nor Euronext intends to update or otherwise revise the prospective financial data to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, neither NYSE Group nor Euronext intends to update or revise the prospective financial data to reflect changes in general economic or industry conditions.

ADDITIONAL INFORMATION ABOUT A PENDING TRANSACTION
In connection with the proposed business combination transaction between NYSE Group and Euronext, a newly formed holding company, NYSE Euronext, has filed with the SEC a Registration Statement on Form S-4 (File No. 333-137506) (the "S-4") that includes preliminary versions of the following documents: a proxy statement of NYSE Group, a shareholder circular of Euronext, and an exchange offer prospectus, each of which constitutes a prospectus of NYSE Euronext. The S-4 has not yet become effective. The parties will file other relevant documents concerning the proposed transaction with the SEC. Following the S-4 being declared effective by the SEC, NYSE Group intends to mail the final proxy statement/prospectus to its shareholders and Euronext intends to mail the final shareholder circular/prospectus and final exchange offer prospectus to its shareholders.

Such final documents, however, are not currently available. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FINAL PROXY STATEMENT/PROSPECTUS, SHAREHOLDER CIRCULAR/PROSPECTUS AND EXCHANGE OFFER PROSPECTUS REGARDING THE PROPOSED


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BUSINESS COMBINATION TRANSACTION, IF AND WHEN SUCH DOCUMENTS BECOME AVAILABLE,
BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

You may obtain a free copy of the S-4 and the final proxy statement/prospectus, shareholder circular prospectus, and exchange offer prospectus, if and when such documents become available, and other related documents filed by NYSE Group and NYSE Euronext with the SEC at the SEC's Web site at www.sec.gov. The final proxy statement/prospectus, shareholder circular/prospectus, and exchange offer prospectus, if and when they become available, and the other documents may also be obtained for free by accessing NYSE Group's Web site at http://www.nyse.com.

NYSE Group, Euronext and their directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Group stockholders in respect of the proposed business combination transaction. You can find information about NYSE Group's executive officers and directors in NYSE Group's definitive proxy statement filed with the SEC on April 11, 2006. You can obtain free copies of these documents and of the final proxy statement/prospectus, if and when it becomes available, from NYSE Group by contacting its investor relations department. Additional information regarding the interests of such potential participants have been included in the S-4 and will be included in the final proxy statement/prospectus, if and when it becomes available, and the other relevant documents filed with the SEC.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.